UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2023

OpenLocker Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-24520	04-3021770
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

(Address of principal executive offices) (Zip code)

(305) 351-9195

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 20, 2023, OpenLocker Holdings, Inc. (the “Company”) entered into a Subscription Agreement (the “Brian Klatsky Agreement”), dated June 20, 2023, by and between the Company and Brian Klatsky, a member of the Company’s Board of Directors, President of OpenLocker Inc., an operating company and wholly owned subsidiary of the Company, and a significant stockholder of the Company. Pursuant to the terms of the Brian Klatsky Agreement, Mr. Klatsky agreed to purchase from the Company, and the Company agreed to sell to Mr. Klatsky, 9,895 shares of the Company’s Series A preferred stock at a price of $0.66666666 per share, for a total subscription price of $6,597. The Company sold such shares to Mr. Klatsky on June 20, 2023.

Also on June 20, 2023, the Company entered into a Subscription Agreement (the “Lauren Klatsky Agreement” and together with the Brian Klatsky Agreement, the “Agreements”), dated June 20, 2023, by and between the Company and Lauren Klatsky, Chief Operating Officer of OpenLocker Inc. Pursuant to the terms of the Lauren Klatsky Agreement, Ms. Klatsky agreed to purchase from the Company, and the Company agreed to sell to Ms. Klatsky, 4,000 shares of the Company’s Series A preferred stock at a price of $0.66666666 per share, for a total subscription price of $2,667. The Company sold such shares to Ms. Klatsky on June 20, 2023.

The Agreements contain customary representations and warranties of the parties and indemnification provisions under which Mr. Klatsky and Ms. Klatsky have agreed to indemnify the Company against certain liabilities due to or arising out of a breach of any representation or warranty of a purchaser of Series A preferred stock contained in the Agreements.

The information set forth above is qualified in its entirety by reference to the actual terms of the Brian Klatsky Agreement and the Lauren Klatsky Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

On June 20, 2023, the Company issued 9,895 shares of the Company’s Series A preferred stock to Mr. Klatsky, and 4,000 shares of Series A preferred stock to Ms. Klatsky pursuant to the respective Agreements, in exchange for an aggregate purchase price of $9,263. After giving effect to these issuances, the Company has 54,415 shares of Series A preferred stock outstanding.

Each share of Series A preferred stock is convertible into 1,000 shares of common stock, at the election of the holder, at any time. On any matter submitted to the holders of common stock for a vote or on which the holders of common stock have a right to vote, each share of Series A preferred stock will have a number of votes equal to the number of shares of common stock into which the Series A preferred stock is convertible. The Series A preferred stock will vote together with the common stock as one class. The Series A preferred stock will participate in any dividends, distributions or payments to the holders of the common stock on an as-converted basis. Series A preferred stock is not entitled to receive any distribution of the Company’s assets or surplus funds upon a liquidation, merger or similar event.

The shares of Series A preferred stock described above were issued without prior registration in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(d) of Regulation D thereunder.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Subscription Agreement, dated as of June 16, 2022, by and between Brian Klatsky and the registrant.
10.2	Subscription Agreement, dated as of June 16, 2022, by and between Lauren Klatsky and the registrant.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OpenLocker Holdings, Inc.

Date: June 21, 2023	/s/ Howard Gostfrand
Howard Gostfrand
Chief Executive Officer